Exhibit (d)(6)



[LOGO OMITTED] TheAltmanGroup                             Winner of TOPS Award
                                       - Highest Rated Proxy Solicitation Firm
--------------------------------------------------------------------------------

               PROXY SOLICITATION   o   CORPORATE GOVERNANCE   o   SECURITY HOLDER IDENTIFICATION   o   BANKRUPTCY SERVICES



November 7, 2005

Japan Smaller Capitalization Fund, Inc.
C/O Nomura Asset Management
Two World Financial Center, Building B, 22nd Floor
New York, NY  10281-1712
Attn:  Rita Chopra-Brathwaite
       Treasurer


RE:  Information Agent for the Rights Offering of Japan Smaller
     Capitalization Fund, Inc.


Dear Rita:

This letter will serve as the agreement (the "Agreement") between The Altman Group, Inc. ("The Altman Group") and the Japan Smaller Capitalization Fund, Inc. (the "Equity Fund"), pursuant to which The Altman Group will provide the services set forth below in connection with the Equity Fund's rights offering, which is expected to commence on or about November 2005.

     1.  Description of Services
         -----------------------

           a) The services to be provided by The Altman Group under this agreement include, but are not limited to:

               i) The contacting of banks, brokers and intermediaries to determine the number of beneficial owners service by each;

               ii) The distribution of the offering documents to banks, brokers and intermediaries and the forwarding of additional materials as requested;

               iii)  The printing of documents if requested;

               iv) The set up of a dedicated toll-free number to respond to inquiries, provide assistance to Shareholders and monitor the response to the offer;

               v) The enclosing and mailing of the offering documents to interested Shareholders;

               vi)   Providing periodic reports, as requested.


The Altman Group, Inc.  o  1200 Wall Street West, 3rd Fl., Lyndhurst, NJ  07071
o   Tel: 201.806.7300  o  Fax: 201.460.0050  o  www.altmangroup.com

           b) If requested by the Equity Fund, The Altman Group will, for an additional fee (set forth below), proactively contact registered Shareholders and/ or non-objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

2.  Fees
--------

           a) The Altman Group agrees to perform the services described above for a base fee of $5,000 plus reasonable out-of-pocket expenses. The base fee shall be paid at such time as this agreement is executed.

           b) The Equity Fund will reimburse The Altman Group for reasonable out-of-pocket expenses, which may include postage, telephone and courier charges, data transmission charges and other expenses approved by the Equity Fund. Any out-of-pocket expenses incurred will be invoiced to the Equity Fund after the completion of the rights offering. Copies of supplier invoices and other back-up material in support of The Altman Group's out-of-pocket expenses shall be available for review upon reasonable notice at the offices of The Altman Group during normal business hours.

           c) In addition to the base fee, a $4.00 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Equity Fund's rights offering.

           d) The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $4.00 per shareholder contacted, a $300 set up fee and out-of-pocket expenses related to telephone number lookups and line charges.

3.  Confidentiality
-------------------

                  The Altman Group and the Equity Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of the Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 relating to the customers of the Equity Fund and/or it's affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4.  Indemnification
-------------------

           a) The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Equity Fund (President, Vice President, Secretary, Assistant Secretary or Treasurer) in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Equity Fund which conforms to the applicable requirements of this Agreement and which The Altman Group reasonably believes to be genuine.

           b) The Equity Fund will indemnify The Altman Group against and hold it harmless from all liability and expense which may arise out of, or, in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Equity Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

           c) The Altman Group shall be responsible for and shall indemnify and hold the Equity Fund harmless from and against any and all losses, damages, costs charges, counsel fees, payments, expenses, and liability arising out of, or, attributable to the Altman Group's negligence, bad faith, or, willful misconduct.

5.  Termination
---------------

               This Agreement shall remain in effect until the conclusion of the Equity Fund rights offering, or, prior to that, upon 30 days' written notice by either party to the other.

6.  Governing Law
-----------------

               This Agreement will be governed and construed in accordance with the laws of the State of Massachusetts, without regard to the principles of conflicts of law.

7.  Amendments
--------------

               This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

8.  Assignment
--------------

               This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

9.  Counterparts
----------------

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but, all of which shall constitute one and the same Agreement.

10.  Captions
-------------

               The captions and descriptive headings in this Agreement are only for the Convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

11.  Severability
-----------------

               If any of provision of this Agreement shall be held invalid by a court decision, statute rule or otherwise, the remainder of the Agreement shall not be affected.

12.  Survival
-------------

               The provisions of Sections 3, 4 and 6 shall survive any termination, for any reason, this Agreement.

               If you are in agreement with the above, kindly sign a copy of this Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.

               Sincerely,

               THE ALTMAN GROUP, INC.



                /s/ Charlotte Brown
               ----------------------

               Charlotte Brown
               Executive Managing Director





               AGREED:

               Japan Smaller Capitalization Fund, Inc.



               -------------------------------
               Print Authorized Name


               -------------------------------
               Authorized Signature


               -------------------------------
               Title


               -------------------------------
               Date